Exhibit 10.2

PERSONAL AND CONFIDENTIAL

Ms. Susan Menzel	Revised June 4, 2004
406 Cove Drive
Cary, Illinois 60014

Dear Sue:

I am pleased to present this offer of employment to join APAC Customer Services, Inc. (“APAC”) as Senior Vice President, Human Resources , reporting to me.  The following terms will apply:

1.               Your start date will be June 14, 2004.

2.               Your starting base salary will be $250,000, on an annualized basis payable bi-weekly.  (This “base salary” is stated for convenience only and is not intended as an annual contract of employment.)  Your base salary will be reviewed each year at the time when increases for executives of APAC are considered.  At the present time that occurs on or about April 1 of each year.

3.               You will be a participant in APAC’s annual Management Incentive Compensation Plan (“MIP”) as it exists from year to year (copy enclosed).  We envision an opportunity of 10%-40%-80% for threshold-target-maximum performance, respectively.  The payout of MIP will depend on APAC’s meeting its budgeted financial performance and your meeting your individual and team performance goals that will be established each year between you and the executive to whom you report.  For 2004 you will be guaranteed a minimum bonus payment equal to $25,000.

4.               You will be entitled to paid vacation of four (4) weeks and will also be entitled to participate in all employee benefit plans and programs extended to employees at the executive level (Benefits Summary enclosed).

5.               Subject to the approval of the Compensation Committee, you will be granted options to purchase 75,000 shares of APAC stock at an exercise price equal to the mean between the high and low prices at which APAC’s common stock trades on the day such approval is rendered, as reported by Bloomberg Financial Markets.  These options will vest at the rate of 25% per year during the first four years of your employment.  A copy of our standard option agreement is provided for your review.

6.               Upon joining the company, you will receive an Employment Security Agreement, which outlines additional cash compensation protection in the event of “Change in Control” of the Company (draft copy enclosed).

7.               As a condition of employment, you will sign an Agreement Protecting Company Interests, a copy of which is enclosed.

8.               Except for (1.) your termination of employment in connection with a “Change in Control” as defined in the Employment Security Agreement referenced above or (2.) your termination of employment by APAC “for cause” (defined as “(i) gross misconduct or gross negligence in the performance of your employment duties; (ii) willful disobedience by you of the lawful directions received from the Company or from the person to whom you directly report or of established policies of the Company; or (iii) commission by you of a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company”), and provided you sign a then-current Waiver & Release Agreement, APAC will pay you severance equal to the monthly amount of your then-current Base Salary during each of the following twelve (12)

months following such termination.  Severance payments will be made in accordance with either this agreement or the prevailing change of control agreement, whichever is more advantageous to you; but in no event will severance payments be made under both agreements.  Such payments will be made on APAC’s customary payroll dates in installments equal to your regular biweekly salary, less all applicable withholding taxes.

9.               This offer is extended contingent upon receipt of a completed Application for Employment, satisfactory references, and adequate results of a background investigation.

10.         You hereby represent and warrant that you are not subject to any covenants, agreements or restrictions, including, without limitation, any covenants, agreements or restrictions arising out of your prior employment or independent contractor relationships, which would be breached or violated by your acceptance of this offer of employment or by your performance of your duties. You acknowledge that it is APAC’s express policy to abstain from the use or disclosure of the trade secrets and proprietary information of third parties, and you hereby expressly covenant that you will not use or disclose the trade secrets or proprietary information of third parties while working at APAC.

Sue, we are excited about your joining APAC.  If you have any questions please don’t hesitate to contact me.

Sincerely,

APAC CUSTOMER SERVICES, INC.

Robert J. Keller

President and Chief Executive Officer

LRW/lw

cc: C. Corkery
ACCEPTED BY:

	Susan Menzel	June , 2004